Exhibit 99.1

for release: October 24, 2007	Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407

	Contact:	Amanda Butler
201-791-7600

SEALED AIR REPORTS 7% SALES INCREASE IN THIRD QUARTER 2007

Achieves 4% Volume Growth

ELMWOOD PARK, N.J., Wednesday, October 24, 2007 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.39 for the third quarter of 2007, which includes a charge of $0.01 per common share related to the implementation of the Company’s global manufacturing strategy.  Excluding this charge, diluted earnings per common share would have been $0.40 per share.  This compares with diluted earnings per common share of $0.41 for the third quarter of 2006, after adjusting for the two-for-one stock split effective March 2, 2007.  Sealed Air’s net sales for the quarter increased 7% to $1.16 billion, compared with $1.08 billion in 2006.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our business continued to demonstrate steady progress while navigating through more challenging economic conditions in North America and Western Europe.  Unit volume growth was 4% for the quarter, which was the result of our geographic and product diversification, our continued expansion into emerging markets, and fast growing packaging applications.  Our combined strengths enabled us to partially offset regional weaknesses and grow our sales at a higher rate, both year-over-year and sequentially.

Operating profit, however, was negatively affected by rising input costs and unfavorable price/mix.  In addition, our recent sustainable packaging and vacuum insulation investments were slightly dilutive to earnings compared with last year.  We continue to believe that these late-stage development investments will make positive contributions in the future.  During the quarter, we also incurred additional expenses related to new packaging equipment growth programs, which we anticipate introducing next year.  Notwithstanding these additional expenses, we continued to use available cash for capital expenditures, acquisitions and the payment of dividends in the quarter.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“Our outlook for the remainder of 2007 continues to be positive, as our organization is positioned to weather the challenges of slowing economic growth rates and rising raw material costs.  Looking ahead, our strategy for long term growth remains focused on innovation, growth in emerging markets and new applications.  We continued to invest in our Medical Applications business by acquiring Alga Plastics and are executing on-plan with the start-up of new operations in China, with expanding capacity in Latin America, and by introducing a number of new food packaging systems.”

Financial Highlights for the Third Quarter

•                  Net sales increased 7% to $1.16 billion compared with $1.08 billion for the third quarter of 2006.  The increase in net sales resulted from a $43 million favorable effect of foreign currency translation, $40 million from unit volume growth, combined with a net unfavorable effect of $1 million from acquisitions and divestitures.  Excluding the favorable effect of $43 million in foreign currency translation, net sales would have increased 4%.

•                  Gross profit increased to $320 million, or 27.6% of net sales, compared with $310 million, or 28.6% of net sales, for the third quarter of 2006.  The decrease in gross profit as a percentage of net sales was primarily due to the impact of higher petrochemical-based raw material and energy costs and to a lesser extent, additional expenses associated with the implementation of the Company’s multi-year global manufacturing strategy and unfavorable price/mix.

•                  Marketing, administrative and development expenses increased to $186 million, or 16.0% of net sales, compared with $170 million, or 15.7% of net sales, for the third quarter of 2006.  The increase in these expenses was primarily due to the unfavorable effects of foreign currency translation, spending related to innovation and new product introductions, and spending related to opening a state-of-the-art customer service center in North America.

•                  Operating profit decreased to $134 million, or 11.6% of net sales, compared with $140 million, or 12.9% of net sales, in the third quarter of 2006.  Operating profit in the third quarter of 2007 included charges of $3 million related to the implementation of the Company’s multi-year global manufacturing strategy and restructuring charges related to the consolidation of the Company’s customer service activities in North America.

•                  The Company’s effective income tax rate was 31.3% for the third quarter of 2007, compared with 30.6% in the third quarter of 2006.  The increase in the quarterly income tax rate was primarily due to a larger mix of domestic pre-tax earnings.  The Company’s expected full year effective income tax rate is 25.2%.

Business Segment Review

As previously announced, Sealed Air has expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities.  This new structure reflects the way management now makes operating decisions, allocates resources and manages the growth and profitability of the Company’s segments.

Food Packaging Segment

The new Food Packaging segment focuses on industrial food packaging and is driven by developments in technologies that enable food processors to effectively package and ship fresh and processed meats and cheeses through their supply chain.

The Company’s Food Packaging segment net sales for the third quarter increased 8% to $466 million compared with $431 million last year.  The positive impact of strong unit volume growth in Latin America and North America contributed to sales growth in the quarter.  Excluding a $17 million favorable effect of foreign currency translation, segment net sales would have increased 4%.  Operating profit for the third quarter was $51 million, or 10.8% of Food Packaging net sales, compared with $56 million, or 13.0% of net sales, in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to expenses related to the global manufacturing strategy and higher raw material costs.

Food Solutions Segment

The new Food Solutions segment targets advancements in food packaging technologies that provide consumers with fresh, consistently prepared, high-quality meals either from food service outlets or from expanding retail cases at grocery stores.

The Company’s Food Solutions segment net sales for the third quarter increased 11% to $242 million compared with $218 million last year.  The positive impact of continued strong unit volume growth in North America, Europe and Latin America, as well as favorable price/mix in North America, contributed to growth in the quarter.  Excluding an $11 million favorable effect of foreign currency translation, segment net sales would have increased 6%.  Operating profit for the third quarter was $24 million, or 10.1% of net sales, compared with $24 million, or 10.9% of Food Solutions net sales, in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to the impact of higher marketing, administrative and development expenses mentioned above and higher raw material costs.

Protective Packaging Segment

The new Protective Packaging segment includes core protective packaging technologies and solutions aimed at traditional industrial applications while increasing emphasis on consumer-oriented packaging solutions.

The Company’s Protective Packaging segment net sales for the third quarter increased 1% to $371 million compared with $366 million last year.  Excluding an $11 million favorable effect of foreign currency translation and the $5 million revenue impact of the sale of a small product line, segment net sales would have been essentially flat.  Operating profit for the third quarter was $52 million, or 14.1% of Protective Packaging net sales, compared with $53 million, or 14.5% of net sales, in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to higher marketing, administrative and development expenses mentioned above, unfavorable price/mix and higher raw material costs.

Other Category

The Other category, introduced in the second quarter, focuses on growth in newer markets.  These markets include specialty materials for non-packaging applications, products for value-added medical applications, and products sourced from renewable materials.

The Other category net sales for the third quarter increased 23% to $82 million compared with $66 million last year.  The positive impact of strong unit volume growth in the Medical

Applications business in Asia-Pacific and Europe, as well as the acquisition of Alga Plastics on August 8, 2007, contributed to the growth in the quarter.  Operating profit for the third quarter was $7 million, or 8.8% of Other net sales, compared with $7 million, or 10.1% of net sales in 2006.  The decrease in operating profit as a percentage of net sales was primarily due to the impact of higher marketing, administrative and development expenses including expenses associated with the Company’s majority ownership in Biosphere Industries LLC.

Global Manufacturing Strategy

The Company incurred $3 million in expenses during the third quarter related to the implementation of its multi-year global manufacturing strategy that were primarily recorded as cost of sales.  The Company has incurred $9 million through the first nine months of 2007 and expects to incur approximately $15 million in total expenses related to this strategy in 2007.  The actual timing of these additional expenses is subject to change due to a variety of factors that may cause a portion of the charges to occur in future periods.

Capital Expenditures

Taking into account the implementation of the first phase of the Company’s global manufacturing strategy, the Company now expects that total capital expenditures in 2007 will be approximately $200 million, which is at the upper end of its previously announced range of $175 to $200 million.

Earnings Guidance

Sealed Air expects its full year 2007 diluted earnings per common share to be at the lower end of its previously announced guidance range of $1.88 to $1.98.  This guidance includes two previously-disclosed items that were recorded in the first quarter, those being the gain of $0.11 per common share related to the sale of the Company’s investment in the PolyMask joint venture and the $0.18 per common share favorable impact from the reversal of tax accruals and related interest.  Additionally, the Company expects to incur total charges of $15 million, or approximately $0.06 per common share in 2007, relating to its global manufacturing strategy, which is included in this guidance.

Excluding these items, the Company is now expecting its full year 2007 diluted earnings per common share guidance to be at the lower end of its previously announced range of $1.65 to $1.75, after adjusting for the two-for-one stock split effective March 2, 2007.  This guidance also assumes a full year effective tax rate of 25.2%, continued growth in the global economy and a moderate increase in full year average raw material prices compared with 2006.  Results for the year could be further impacted if recently announced raw material price increases are realized in the fourth quarter.  As it has done historically, the Company is prepared to take pricing actions as appropriate to lessen the impact of any raw material price increases.  However, any actions taken by the Company in the fourth quarter would likely not have an impact until 2008.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on

Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (888) 271-8603 (domestic) or (913) 312-6699 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Sunday, October 28, 2007 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 4014980.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.3 billion in 2006.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles or GAAP.  In this press release, the Company has presented diluted earnings per common share, and the effective income tax rate excluding items that are included in GAAP calculations of such measures.  Sealed Air has also presented changes in net sales and segment net sales, excluding the effects of foreign currency translation and the impact of the sale of a small product line.  Presenting diluted earnings per common share and the effective income tax rate excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Diluted earnings per common share and growth in net sales are among the criteria upon which performance-based compensation may be determined.  The Company’s management generally uses changes in net sales excluding the effects of foreign currency translation, and in this instance excluding the impact of the sale of the product line, to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-

looking statements: the success of the Company’s growth, profitability and global manufacturing strategies; changes in raw material and energy costs; the effects of animal and food-related health issues; market conditions; tax, interest and exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended September 30,		% Increase	Nine Months Ended September 30,		% Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)

Net sales:(1)
Food Packaging	$465.7	$431.1	8	$1,365.6	$1,270.4	7
Food Solutions	242.4	217.8	11	694.7	626.8	11
Protective Packaging	371.2	366.4	1	1,112.1	1,088.7	2
Other	81.6	66.1	23	228.6	196.5	16
Total net sales	1,160.9	1,081.4	7	3,401.0	3,182.4	7

Cost of sales	840.8	771.6	9	2,443.4	2,281.7	7

Gross profit	320.1	309.8	3	957.6	900.7	6
As a % of total net sales	27.6%	28.6%		28.2%	28.3%

Marketing, administrative and development expenses	185.8	170.1	9	552.7	513.9	8
As a % of total net sales	16.0%	15.7%		16.3%	16.1%

Restructuring charges (credits) (2)	0.2	(0.1)	N/A	0.8	12.1	(93)

Operating profit	134.1	139.8	(4)	404.1	374.7	8
As a % of total net sales	11.6%	12.9%		11.9%	11.8%

Interest expense	(35.2)	(35.5)	(1)	(106.0)	(112.9)	(6)

Gain on the sale of equity method investment	—	—	N/A	35.3	—	N/A

Other income, net	6.5	7.0	(7)	19.6	16.5	19

Earnings before income tax expense	105.4	111.3	(5)	353.0	278.3	27

Income tax expense	33.0	34.1	(3)	79.7	87.5	(9)

Net earnings	$72.4	$77.2	(6)	$273.3	$190.8	43
As a % of total net sales	6.2%	7.1%		8.0%	6.0%

Basic and diluted net earnings per common share (3)
Basic	$0.45	$0.48		$1.71	$1.18

Diluted	$0.39	$0.41		$1.46	$1.02

Weighted average number of common shares outstanding: (3)
Basic	159.9	160.4		160.0	161.1

Diluted	191.3	191.6		191.3	192.3

(1) As previously reported in the Company’s Current Report on Form 8-K filed July 12, 2007, the Company has expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities. This new structure reflects the way management now makes operating decisions and manages the growth and profitability of the business. It also corresponds with management’s current approach to allocating resources and assessing the performance of the Company’s segments. The Company’s business segment information is reported in accordance with the provisions of Financial Accounting Standards Board Statement No.131, “Disclosures about Segments of an Enterprise and Related Information,” or SFAS No. 131. In accordance with SFAS No. 131, the 2006 segment information has been recast from amounts previously reported to reflect the Company’s new reportable business segments. Accordingly, there has been no change in the Company’s condensed consolidated statements of operations and consolidated balanced sheets previously reported in total for the Company.

(2) The 2007 restructuring charges relate to the consolidation of the Company’s customer service activities in North America. For the nine months ended September 30, 2006, the Company recorded $12.1 million of restructuring charges, of which, $11.8 million was primarily for severance costs related to the first phase of its multi-year global manufacturing strategy.

(3) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CALCULATION OF NET EARNINGS PER COMMON SHARE

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006 (1), (2)	2007	2006 (1), (2)
Basic Net Earnings Per Common Share:
Numerator

Net earnings ascribed to common shareholders - basic	$72.4	$77.2	$273.3	$190.8

Denominator

Weighted average number of common shares outstanding - basic	159.9	160.4	160.0	161.1

Basic net earnings per common share	$0.45	$0.48	$1.71	$1.18

Diluted Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$72.4	$77.2	$273.3	$190.8

Add: Interest on 3% convertible senior notes, net of income taxes	1.9	2.0	5.9	5.9

Net earnings ascribed to common shareholders - diluted	$74.3	$79.2	$279.2	$196.7

Denominator

Weighted average number of common shares outstanding - basic	159.9	160.4	160.0	161.1

Effect of conversion of 3% convertible senior notes	12.6	12.4	12.5	12.4

Effect of assumed issuance of asbestos settlement shares	18.0	18.0	18.0	18.0

Effect of non-vested restricted stock and non-vested restricted stock units(2)	0.8	0.8	0.8	0.8

Weighted average number of common shares outstanding - diluted (3)	191.3	191.6	191.3	192.3

Diluted net earnings per common share	$0.39	$0.41	$1.46	$1.02

(1) On February 16, 2007, the Company’s Board of Directors declared a two-for-one stock split of the Company’s common stock that was effected in the form of a stock dividend. The stock dividend was paid on March 16, 2007 at the rate of one additional share of the Company’s common stock for each share of the Company’s common stock issued and outstanding to stockholders of record at the close of business on March 2, 2007.  The par value of the Company’s common stock remains at $0.10 per common share. All share and per share amounts have been restated to reflect the two-for-one stock split.

(2) Net earnings per common share for 2006 has been revised. The Company had previously included non-vested restricted stock in the weighted average number of common shares outstanding in both its basic and diluted net earnings per common share calculations. Also, the Company had previously excluded non-vested restricted stock units from the weighted average number of common shares outstanding in its basic net earnings per common share calculations, and from the weighted average number of common shares outstanding of its diluted net earnings per common share calculations when inclusion of such units was dilutive. The calculations have been revised in accordance with SFAS No. 128, “Earnings per Common Share,” to include non-vested restricted stock and non-vested restricted stock units only in the weighted average number of common shares outstanding of the diluted net earnings per common share calculation, using the treasury stock method, if the effect is dilutive. Such revisions were immaterial.

(3) In calculating diluted net earnings per common share, the Company’s calculation of the diluted weighted average number of common shares for 2007 and 2006 provides for (1) the effect of conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, or EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the effect of assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos settlement, which has been discussed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, (3) the exercise of dilutive stock options, net of assumed treasury stock repurchases and (4) the effect of non-vested restricted stock and non-vested restricted stock units using the treasury stock method, if the effect is dilutive.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended September 30

(Unaudited)

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Reported U.S. GAAP diluted net earnings per common share	$0.39	$0.41	$1.46	$1.02

Net earnings effect resulting from the following:

Gain on the sale of equity method investment, net of income tax expense	—	—	(0.11)	—

Reversal of tax accruals and related interest	—	—	(0.18)	—

Global manufacturing strategy charges and related restructuring charges in 2006, net of income tax expense	0.01	—	0.03	0.04

Diluted net earnings per common share excluding the gain on the sale of equity method investment, net of income tax expense, the reversal of tax accruals and related interest and global manufacturing strategy charges and related restructuring charges in 2006, net of income tax expense	$0.40	$0.41	$1.20	$1.06

RECONCILIATION OF THE EXPECTED ANNUAL EFFECTIVE INCOME TAX RATE (1)

As of September 30,
2007

Expected U.S. GAAP effective income tax rate for the full year 2007	25.2%

Effective income tax rate effect resulting from the following:

Reversal of tax accruals and related interest	7.0

Gain on the sale of equity method investment	(0.6)

Expected effective income tax rate for the full year 2007 excluding the reversal of tax accruals and related interest and the gain on the sale of equity method investment	31.6%

(1) Presenting diluted net earnings per common share and the effective income tax rate excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended September 30

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

BUSINESS SEGMENT INFORMATION: (2)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Operating profit
Food Packaging	$50.5	$56.2	$159.8	$148.5

As a % of Food Packaging net sales	10.8%	13.0%	11.7%	11.7%

Food Solutions	24.4	23.8	65.6	67.1

As a % of Food Solutions net sales	10.1%	10.9%	9.4%	10.7%

Protective Packaging	52.2	53.0	155.8	147.2

As a % of Protective Packaging net sales	14.1%	14.5%	14.0%	13.5%

Other	7.2	6.7	23.7	24.0

As a % of Other net sales	8.8%	10.1%	10.4%	12.2%

Total segments and other	134.3	139.7	404.9	386.8

Restructuring charges (credits) (3)	0.2	(0.1)	0.8	12.1

Total	$134.1	$139.8	$404.1	$374.7

As a % of total net sales	11.6%	12.9%	11.9%	11.8%

Depreciation and amortization
Food Packaging	$19.1	$18.7	$57.5	$57.0
Food Solutions	8.6	8.1	24.0	24.6
Protective Packaging	11.0	11.9	33.1	36.4
Other	2.8	2.5	8.8	7.5
Total	$41.5	$41.2	$123.4	$125.5

The restructuring charges (credits) by business segment were as follows:(3)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Food Packaging	$—	$(0.1)	$0.1	$12.2
Food Solutions	—	—	0.1	—
Protective Packaging	0.2	—	0.6	(0.1)
Total	$0.2	$(0.1)	$0.8	$12.1

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

CAPITAL EXPENDITURES	$47.3	$42.3	$157.8	$110.5

(1) The 2007 amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

(2) See Note 1 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s new segment reporting structure.

(3) See Note 2 of the Condensed Consolidated Statements of Operations included in this release for a discussion of the Company’s restructuring charges.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

September 30, 2007 and December 31, 2006

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007(1)	2006

Assets

Current assets:

Cash and cash equivalents	$374.5	$373.1

Short-term investments - available-for-sale securities	44.7	33.9

Receivables, net of allowances for doubtful accounts	792.0	721.3

Inventories	604.2	509.4

Other current assets	123.9	119.0

Total current assets	1,939.3	1,756.7

Property and equipment:
Land and improvements	49.2	35.7
Buildings	544.6	516.2
Machinery and equipment	2,125.8	2,054.2
Other property and equipment	137.8	135.9
Construction-in-progress	194.8	139.6
	3,052.2	2,881.6
Accumulated depreciation and amortization	(1,993.8)	(1,911.5)
Property and equipment, net	1,058.4	970.1

Goodwill	1,987.3	1,957.1

Other assets	365.3	337.0

Total assets	$5,350.3	$5,020.9

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

September 30, 2007 and December 31, 2006

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007(1)	2006

Liabilities and shareholders’ equity

Current liabilities:

Short-term borrowings	$33.8	$20.2

Current portion of long-term debt	302.5	5.5

Accounts payable	312.2	283.9

Asbestos settlement liability	512.5	512.5

Other current liabilities	534.5	497.8

Income taxes payable	—	86.2

Total current liabilities	1,695.5	1,406.1

Long-term debt, less current portion	1,532.8	1,826.6

Other liabilities	154.6	133.4

Total liabilities	3,382.9	3,366.1

Total shareholders’ equity	1,967.4	1,654.8

Total liabilities and shareholders’ equity	$5,350.3	$5,020.9

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.